TEXTRON	Exhibit 99.1
Corporate Communications Department	NEWS Release
Investor Contacts: Doug Wilburne – 401-457-2288 Bill Pitts – 401-457-2288	FOR IMMEDIATE RELEASE
Media Contact: Karen Gordon Quintal – 401-457-2362
Textron Reaches Agreement to Sell HR Textron Operating Unit to Woodward Governor Company for $365 Million

Providence, Rhode Island – February 27, 2009 - Textron Inc. (NYSE: TXT) today announced that it has reached a definitive agreement to sell HR Textron, an operating unit within its Textron Systems segment to Woodward Governor Company (NASDAQ:  WGOV) for $365 million in an all-cash transaction.

“This transaction is an excellent value for Textron and Woodward and is consistent with Textron’s financial strategy and our defense and intelligence systems strategy within the Textron Systems segment,” said Lewis B. Campbell, Textron’s chairman and CEO.

The deal is expected to be completed early in the second quarter, subject to certain closing conditions and completion of pending regulatory reviews.  The sale is expected to generate approximately $265 million in net, after-tax cash proceeds.

Including a small gain generated by the transaction, the sale is expected to reduce 2009 earnings by about $0.05 per share. HR Textron generated $260 million in revenues in 2008.

About HR Textron

HR Textron is one of the world’s leading suppliers of mission critical actuation systems and products for aircraft, guided weapons, armored vehicles and turbine engines.  HR Textron is recognized for hydraulic and electric primary flight control actuation products supporting the F-35 Joint Strike Fighter, X-45 unmanned combat air vehicle (UCAV), Joint Direct Attack Munition (JDAM), and AIM-9-X Sidewinder programs, as well as a broad range of military and commercial helicopters.  HR Textron also provides turret controls and gun stabilization systems for the U.S. M1 Abrams Main Battle Tank and other armored vehicles worldwide; is one of the world’s leading suppliers of servovalves for critical jet engine controls; and supplies fuel system components to commercial and military programs around the world.  Where demand is for mission critical actuation controls and systems, HR Textron brings the experience and technologies necessary to meet customer requirements for performance, reliability and value.

About Textron Systems

Textron Systems Corporation has been providing innovative solutions to the defense, homeland security and aerospace communities for over 50 years.  Known for its precision smart weapons, intelligent battlefield systems, surveillance systems, intelligence software solutions, aircraft control components, piston engines, armored vehicles and unmanned aircraft systems, Textron Systems includes AAI, HR Textron, Lycoming Engines, Overwatch Geospatial Systems, Overwatch Tactical Operations, Textron Defense Systems, and Textron Marine & Land Systems.  Textron Systems Corporation is an indirect wholly owned subsidiary of Textron Inc.  More information is available at www.textronsystems.com.

About Textron

Textron Inc. is a $14.2 billion multi-industry company operating in 28 countries with approximately 42,000 employees.  The company leverages its global network of aircraft, defense and intelligence, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna Aircraft Company, Jacobsen, Kautex, Lycoming, E-Z-GO, Greenlee, Textron Systems and Textron Financial Corporation.  More information is available at www.textron.com.

About Woodward Governor Company

Woodward is an independent designer, manufacturer, and service provider of energy control and optimization solutions for commercial and military aircraft, turbines, reciprocating engines, and electrical power system equipment. The company's innovative fluid energy, combustion control, electrical energy, and motion control systems help customers offer cleaner, more reliable, and more cost-effective equipment. Leading original equipment manufacturers use our products and services in aerospace, power and process industries, and transportation. Woodward is headquartered in Fort Collins, Colo., USA and serves global markets in aerospace, power and process industries, and transportation. Visit our website at www.woodward.com.

Forward Looking Information: Certain statements in this release and other oral and written statements made by Textron from time to time are forward-looking statements, including those that discuss strategies, goals, outlook or other non-historical matters; or project revenues, income, returns or other financial measures. These forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements, including the following: (a) the occurrence of any event, change or other circumstance that could give rise to the termination of the sale agreement; (b) the inability to complete the transaction due to the failure to receive required regulatory or other approvals or to satisfy other conditions to the transaction (c) the risk that the proposed transaction disrupts current plans and operations; and (d) the risk that anticipated benefits as a result of the transaction will not be realized.